ST. DENIS J. VILLERE & COMPANY LLC

CODE OF ETHICS

September 2017

ST. DENIS J. VILLERE & COMPANY LLC

CODE OF ETHICS

1.	Definitions

Defined Term	Description
Adviser	St. Denis J. Villere & Company, LLC ("Villere")
Advisers Act	The Investment Advisers Act of 1940.
Applicable Laws and Rules
The Advisers Act, the Investment Company Act, all rules promulgated thereunder, the requirements of any Offering Document, any applicable exemptive order or regulatory requirement, and the policies and procedures adopted by a client including a Fund.

Associate
Associates of Villere are divided into the following categories:

(a) "Associate" means any person in the employment of Villere.

(b) "Access Person" means:

i. Associates who have access to nonpublic information regarding any client's purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund,

ii. Associates who are involved in making securities recommendations to clients, or who have access to such recommendations that are nonpublic, or

iii. Members, officers, directors and partners of Villere.
All Associates of Villere are currently considered Access Persons.

Villere does not currently employ interns, temporary employees or contractors.  In the event that Villere does employ interns, temporary employees, or contractors the CCO will determine if such employee has access to information that would cause them to be deemed an access person.

Defined Term	Description
Beneficial Ownership, or Beneficial Owner(s)
As defined under Sections 13 and 16 of the Securities Exchange Act of 1934.  Specifically, a person is the "beneficial owner" of any securities in which he or she has a direct or indirect pecuniary (monetary) interest.  Beneficial Ownership includes, but is not limited to securities or accounts held in the name or for the benefit of the following:

•     a member of an Access Person's immediate family (spouse, domestic partner, child or parents) who lives in an    AccessPerson's household;
•      an investment account over which an Access Person has personal investment control or discretion;
•     an investment account over which an Access Person has the opportunity to share personally in any profit in the account (not including advisory fees);
•      a trust or other arrangement that names an Access Person as a beneficiary; and
•      a non-public, for-profit entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or employee, or in which he owns 10% or more of any class of voting securities, a "controlling" interest as generally defined by securities laws, or over which he exercises effective control..

CCO	Adviser's Chief Compliance Officer or Compliance Officer
Client(s)	Each advisory client of Villere for which Villere has a signed advisory agreement, including any investment companies.
Compliance Manual or Manual	Adviser has adopted this compliance manual to ensure compliance with Applicable Laws and Rules.
Control Person(s)	Direct or indirect controlling partners or shareholders of Adviser and the client, and the direct or indirect parent company of Adviser and the client.
COO	Adviser's Chief Operating Officer
ETF	Exchange Traded Funds
Exempt Securities
Include: (i) direct obligations of the U.S. Government (or any other "government security" as that term is defined in the 1940 Act), bankers' acceptances, bank certificates of deposit, commercial paper and High-Quality Short-Term Debt Instruments, including repurchase agreements, and shares of registered open-end investment companies, other than Reportable Funds, (ii) securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control, (iii) securities purchased or sold in a transaction that is non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transactions, and (iv) securities acquired as a part of an Automatic Investment Plan.

Defined Term	Description
FINRA	The Financial Industry Regulatory Authority.
Fund(s) or Fund Client(s)	Clients which are investment companies registered under the Investment Company Act
Inside Information
Defined as material non-public information about an issuer or security.  Such information typically originates from an "insider" of the issuer, such as an officer, director, or controlling shareholder.  Certain outsiders who work for the corporation (such as investment bankers, lawyers or accountants) also can be deemed to be "insiders" under some circumstances.  However, insider-trading prohibitions also extend to trading while in possession of certain market information.

Investment Company Act or 40 Act	The Investment Company Act of 1940, as amended.
IPO	An Initial Public Offering is the first sale of stock by a company to the public.
Material Compliance Matter
Any compliance matter about which Adviser's Senior Management would reasonably need to know to oversee Adviser's compliance and that involves, without limitation: (1) a violation of the federal or state securities laws, and other Applicable Laws and Rules, by Adviser or any of its officers, directors, employees or agents thereof, (2) a material violation of these policies and procedures, or (3) a material weakness in the design or implementation of these policies and procedures.

Outside Business Activity
All Access Person board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies, with the exception of purely charitable or civic involvements which do not impinge on the Access Person's work commitment to Adviser.  This definition does not include service as an officer or board member of any parent, subsidiary or affiliate of Adviser.

Defined Term	Description
Personal Account
Any securities account in which an Associate has "Beneficial Ownership." Unless otherwise specified, the provisions of the Code of Ethics are applicable to transactions by Associates in their Personal Accounts.

Personal Transaction
Any transaction with respect to a Security for any Personal Account, including, without limitation, purchases and sales, entering into or closing out futures or other derivatives, and exercising warrants, rights or options but not including the acceptance of tender offers.

Reportable Fund
Any investment companies other than money market funds that are registered under the Investment Company Act for which Adviser serves as an investment adviser or whose investment adviser or principal underwriter controls Adviser, is controlled by Adviser, or is under common control with Adviser.  A Reportable Fund includes registered investment companies that are sub-advised by Adviser

Compliance Systems	A cloud-based employee-monitoring software system used by Villere for its Code of Ethics reporting and personal securities transaction pre-clearance and monitoring.
SEC	The Securities and Exchange Commission.
Security
Means any stock, bond, debenture, note, convertible security, or any put, call, straddle, warrant, right or option with respect to a security, or any future or other investment contract or derivative, or in general, any interest or investment community known as a security, but does not include securities issued by the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

Senior Management	Persons responsible for overall management and oversight of Adviser, including, but not limited to the Partners, Portfolio Manager, CCO or other officer.
Supervisor	An officer or employee of Adviser who has supervisory responsibility over some or all actions of an Associate.

2.	Policy

This Code of Ethics ("Code") establishes rules of conduct for employees, officers, directors and members of St. Denis J. Villere & Company, L.L.C. ("Adviser" or "Villere") and investment companies for which Villere is the primary investment adviser.  Villere has adopted this Code pursuant to Rule 204A-1 of the Investment Advisers Act of 1940 ("Advisers Act") and Rule 17j-1 promulgated under the Investment Company Act of 1940 ("Investment Company Act").  Villere has adopted the Code to underscore the high value the firm places on the principles of honesty, integrity and professionalism.

3.	Background & Description

Various federal and state securities laws and Rule 204A-1 under the Advisers Act as well as Rule 17j-1 under the Investment Company Act require investment advisers to adopt a code of ethics to set forth standards of conduct for compliance with federal securities laws and to address personal securities trading.

4.	Responsibility

The CCO is responsible for the implementation and monitoring of Villere's Code of Ethics (including associated practices, disclosures and recordkeeping) as well as compliance with the Codes of Ethics of any Reportable Fund.  The CCO may delegate responsibility for the performance of these activities (provided that it maintains records evidencing individual delegates) but oversight and ultimate responsibility remain with the CCO.

5.	Purpose Statement:

In pursuing its mission of being a premier investment management organization, Villere has earned a reputation for the highest integrity.  This Code contains uniform standards which are intended to provide us with a high level of confidence that our actions are consistent with our clients' interests and do not interfere with our mission and  to preclude "Access Persons" from engaging in certain prohibited behavior.

It is the policy of Villere to act in the best interest of its clients and on the principles of full disclosure, good faith and fair dealing.  Villere recognizes that it has a fiduciary duty to its clients.  Acting as a fiduciary requires that Villere, consistent with its other statutory and regulatory obligations, act in the clients' best interests when providing investment advice and engaging in other activities on behalf of clients.  Villere and its Access Persons must seek to avoid situations which may result in potential or actual conflicts of interest with these duties.  To this end, the following principles apply:

•
All Access Persons must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations;

•	Villere must have a reasonable basis for the investment advice and decisions it makes for its clients;

•	Villere must ensure that its investment decisions are consistent with client's investment objectives, policies and any disclosures made to clients;
•	All Access Persons must refrain from entering into transactions, including personal securities transactions, that are inconsistent with the interests of clients;
•	Access Persons should not take inappropriate advantage of their positions and may not, directly or indirectly, use client opportunities for personal gain; and
•	Access Persons must be loyal to the clients and place the interests of the clients above their own.
Villere treats violations of this Code very seriously.  If you violate this Code, Villere may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.  Improper trading activity can constitute a violation of this Code.  You can also violate this Code, however, by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts.  Your conduct can violate this Code even if no clients are harmed by your conduct.

6.	Amendments to Code of Ethics

This Code of Ethics may only be amended by a majority of the members of Villere (by ownership percentage).  Villere will ensure that the Board of Trustees or Directors of any advised or sub-advised registered investment company is given prompt notice of any material amendments of this Code.  Material amendments of this Code may take and remain in effect as Villere may indicate, provided each such amendment is duly approved by each such registered investment company within six months of the amendment's adoption.

Villere will furnish the Board of Trustees or Board of Directors (the "Board") of any advised or sub-advised investment company with a written report, on an annual basis, which:

•
Describes any issues arising under this Code or its procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations.

•	Certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.
All Access Persons must certify initially and on a yearly basis, within the Compliance Systems system, of having received, read and understood this Code.

7.	Restrictions on Personal Investing Activities

7.1 Overriding Principles.  Every Associate who engages in Personal Transactions must (i) consider the interests of Villere's clients before initiating a Personal Transaction, and place the clients' interests first, particularly in the case of any Security that might provide a suitable and beneficial opportunity for any client; (ii) not use his or her position with Villere to influence a broker, dealer or underwriter to effect a Personal Transaction for the benefit of the Associate; and (iii) conduct all Personal Transactions in accordance with the provisions of this Code and in avoidance of any actual or potential conflicts of interest or abuse of fiduciary responsibilities.  Moreover, Associates must comply with all applicable federal and state securities laws.  No Access Person is permitted, in connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by a client:

a.	to employ any device, scheme or artifice to defraud the client in any manner;
b.
to make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made to the client, in light of the circumstances under which they are made, not misleading;

c.	to engage in any act, practice or course of conduct that would act as fraud or deceit upon the client;
d.	to engage in any manipulative practice with respect to the client; or
e.	to engage in any manipulative practice with respect to securities, including price manipulation.
7.2 Initial Public Offerings.  Access Persons may not make any purchases of Securities through an initial public offering ("IPO") except through exercise of existing rights.  Access Persons may purchase Securities five business days after trading begins, assuming all other restrictions in the Code of Ethics are satisfied.  Acquisition of Securities in an IPO through the exercise of existing rights shall be subject to review and approval by the Compliance Officer prior to the transaction being initiated.

7.3 Limited Offerings.  Acquisitions of Securities by Access Persons in Limited Offerings are subject to prior review and must be approved in advance by the Compliance Officer.  A Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(a)2 or section 4(a)5 or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.  In order to obtain pre-clearance, the Access Person must complete and submit to the CCO or its designee a Pre-Clearance Form through the Compliance Systems system. The Compliance Officer shall take into account, among other factors, whether the opportunity is being offered to an individual by virtue of his position with Villere.  In the event that the Access Person plays a part in any subsequent consideration of the Security for investment for a client account, he or she must disclose the holding to the Compliance Officer, and any decision to make the investment for a client account will be subject to an independent review and approval by senior Access Persons with no personal interest in the issuer or its securities.

7.4 Black-Out Periods for Personal Trading.  All Access Persons are allowed to buy or sell a Security for their own account under the following conditions:

a.	No client trade in the Security has been executed on that business day; and
b.	No client trade in the Security is reasonably anticipated on that business day.

7.5 Pre-Approval of Securities Transactions.   Any Access Person who plans to place an order to enter into a Personal Transaction must first pre-clear the transaction with the CCO.   The pre-clearance and approval process occurs within the Compliance System.  All records are maintained in accordance with Section 5.

7.6 Special Provisions for Options and Futures:

a.	The general principle governing transactions in options, futures and other derivatives is that they are treated as transactions in the underlying Security for all purposes of this Code.
b.
Purchased options must comply with the Code both at the time of initial purchase and at the time of exercise.  However, if an Access Person buys a call or put option at a time when the purchase is not restricted, the option may be exercised automatically at expiration by the relevant exchange or clearing corporation without violating that provision.

c.	Written options must comply with this Code at the time of the transaction.
d.
In the case of a purchased call or a written put, the Security received upon exercise (whether voluntary or automatic) is subject to a sixty (60) day holding period, measured from the time of purchasing the call or writing the put.  As a result, if such an option is exercised within the sixty (60) day period, the Access Person cannot sell the Security at a gain until expiration of the sixty (60) day period.  In these circumstances, the Access Person must be prepared to pay for the Security, accept delivery and bear the risk of holding the Security until expiration of the period.

e.
An Access Person may not write an uncovered call or sell an uncovered future.  An Access Person may not write a covered call option unless the underlying Security has been held for sixty (60) days.  Where an Access Person purchases a put option and owns the underlying Security, the put option may not expire or be exercised within sixty (60) days after purchase of the underlying Security.  Where an Access Person purchases a put option without owning the underlying Security, the option cannot be exercised and can only be closed through a sale more than sixty (60) days after the purchase.

Futures and other derivatives will be treated consistently with the provisions applicable to options.

7.7 Disclosure and Reporting

a.     List of Holdings.  The Compliance Officer shall notify each person who becomes an Access Person of the reporting obligations under this Code at the time such person becomes an Access Person.  Each Access Person shall, within ten (10) days of commencement of his or her employment (or upon becoming an Access Person), provide a list of all of his or her personal securities holdings (including securities issued as private placements), brokerage accounts and the date of the report, to the Compliance Officer (and the information must be current as of no more than forty-five (45) days prior to becoming an Access Person), and shall also provide brokerage statements on an annual basis at the time designated by the Compliance Officer (and the information must be current as of no more than forty-five (45) days prior to the date of the report).  Initial Holdings Reporting and Annual Holdings Review is performed through the Compliance Systems system.

b.     Confirmations.  Each Access Person who engages in Personal Transactions shall instruct his or her broker(s) or dealer(s) to deliver duplicate copies of any confirmation of a transaction with respect to his or her Personal Account(s), to Villere.

c.     Quarterly Transaction Reporting.  Quarterly Transaction Reporting is performed through the Compliance Systems system.  Within thirty (30) days of the end of each calendar quarter, each Access Person must report the following information:

(1)	With respect to any transaction during the quarter in a Security in which the Access Person had Beneficial Ownership:

(i)
The date of the transaction, the title, and as applicable, the exchange ticker symbol or CUSIP, the interest rate and maturity date, and the number of shares or the principal amount of each Security involved;

(ii)	The nature of the transaction (i.e., purchase, sale);
(iii)	The price of the Security at which the transaction was effected;
(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and
(v)	The date that the report is submitted by the Access Person.

(2)	With respect to any account established by the Access Person in which he or she had a Beneficial Interest during the quarter:

(i)	The name of the broker, dealer or bank with whom the Access Person established the account;
(ii)	The date the account was established; and
(iii)	The date that the report is submitted by the Access Person.

(3)	If Access Person has not initiated any transaction or established any account during the quarter, Access Person shall state the same in a written report to the Compliance Officer.

7.8 Personal Transaction Review.  All securities transaction reporting, including pre-clearance requests, initial, quarterly and annual reports, shall be reviewed by the Compliance Officer and such review shall be indicated by the appropriate initialing of the report.  The Compliance Officer's securities transaction reporting shall be reviewed by an alternative reviewer.

 7.9          Exemptions.  The following transactions are specifically exempted from coverage by this Code of Ethics:

a.	Transactions in Securities issued by the Government of the United States;
b.	Transactions in shares of open-ended investment companies;
c.	Transactions involving bank certificates of deposit; and
d.	Transactions effected in any account over which the Access Person has no direct influence or control (e.g., blind trust, discretionary account or Trust managed by a third party).

8.	Insider Trading

8.1 Prohibition on Insider Trading.  Villere forbids any Associate from trading in Securities on material nonpublic information or communicating material nonpublic information to others in violation of the law.  If in any proposed Security transaction, an Associate suspects or believes that he may have material nonpublic information, he should report that fact immediately to the Compliance Officer.  Generally, the "insider trading" doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

a.	trading while in possession of material, nonpublic information;
b.	communicating ("tipping") such information to others;
c.	recommending the purchase or sale of securities on the basis of such information; or
d.	providing substantial assistance to someone who is engaged in any of the above activities.

8.2 Material Information.  Material information is information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or information that is reasonably certain to have a substantial effect of the price of a company's securities.  Material information includes transactions initiated in and portfolios of Villere client accounts, including investment company clients.

8.3 Nonpublic Information.  Nonpublic Information is information that has not been effectively communicated to the marketplace.  One must be able to point to some fact to show that the information is generally public, such as publication in a newspaper, wire service, or other publication of general circulation.

8.4 Investment Companies.  Nonpublic portfolio holdings information of registered investment companies to whom Villere provides advisory services ("Fund") is to be considered Nonpublic Information.  This information shall only be disclosed after the compliance officer of the Fund ("Fund Compliance Officer") has approved the portfolio holdings and the disclosure meets one of the following conditions:

a.	The disclosure is required to respond to a regulatory request, court order or other legal proceedings and has been approved by the Compliance Officer;
b.	The disclosure is to a mutual fund rating or, statistical agency, consultants or person performing similar functions and has been approved by the Compliance Officer;
c.
The disclosure is made to broker dealers, investment advisers or other financial intermediaries for purposes of their performing due diligence on the Fund and not for dissemination of this information to their clients or use of this information to conduct trading for their clients provided that the Compliance Officer has approved such disclosure,

9.	Receipt of Gifts

9.1 De Minimis Gifts.  No Access Person may accept or receive on their own behalf or on behalf of Villere any gift or other accommodation which has a value in excess of a de minimis amount (currently $500 aggregate on an annual basis) from any vendor, broker, public company, securities salesman, client or prospective client (a "business contact").  No Access Person may accept cash gifts or cash equivalents from any such person.  Access Persons may not accepts gifts through third parties, including, for example, consultants, attorneys, family members, friends or companies affiliated with the Adviser as a means to circumvent the rule.  Any gifts or accommodations in excess of the de minimis amount must be submitted to the CCO or its designee for prior approval.  The CCO or its designee will maintain documentation of all such requests and resulting approvals or denials.

No Access Person may give on their own behalf or on behalf of Villere any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient.  These policies are not intended to prohibit normal business entertainment.

9.2 Entertainment and Meals

Payment for entertainment or meals where the Access Person is not accompanied by the person purchasing the entertainment or meals is considered a gift, subject to the rules discussed above.  Acceptance of meals and entertainment where the host is present is generally permitted.  However, the acceptance of particularly lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused.  Entertainment in poor taste or that adversely reflects on the morals or judgment of the individuals attending the event is considered inappropriate and also should be refused.  Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a vendor or potential vendor except if business is to be discussed.  Finally, under no circumstances should entertainment be accepted which may affect or be construed to affect any future dealing with that person.

9.3 Receipt of Entertainment and Gifts from Brokers Related to Fund Clients

The Adviser and its affiliated persons are not permitted to receive entertainment and gifts from any broker executing securities transactions on behalf of a Fund Client or a broker the Adviser is considering doing business with on behalf of Fund Clients. For purposes of this policy, (i) broker-sponsored meetings with corporate management teams where food and beverages may be served and (ii) business meals with brokers, their analysts, investment bankers, or corporate clients for the purpose of discussing or evaluating investments on behalf of Adviser's clients are not deemed to be "compensation" which is prohibited under Section 17(e)(1).

Any Covered Person of the Adviser receiving entertainment and gifts from a broker must report such receipt immediately to the CCO. The CCO must make a determination if the receipt of such entertainment and gifts is a violation of Section 17(e)(1).  If the CCO determines there is no connection between the entertainment or gift(s) received and the use of the broker that provided the entertainment or gift(s), then it will not deem the receipt of such entertainment or gift(s) to be a violation of Section 17(e)(1).  The CCO can also consult with Adviser's Fund's counsel to assist in making the determination of a nexus between the receipt of entertainment or gift(s) and the use of the broker executing securities transactions on behalf of the Funds.

10.	Political Contributions

10.1 Prohibitions.

a.	Contributions by Access Persons to local, state, or federal Officials are prohibited unless approved in writing in advance as set forth below by the Compliance Officer.
b.
Villere or a Covered Associate providing or agreeing to provide, directly or indirectly, payment to any person to solicit a Government Entity for investment advisory services on behalf of such investment adviser is prohibited.

c.
Soliciting or coordinating efforts of local, state, or federal Officials and political action committees by Access Persons is prohibited unless approved in writing in advance as set forth below by the Compliance Officer.

10.2 Approval Process.  Contributions, solicitations or coordinating efforts made by an Access Person must be approved by the Compliance Officer.  All requests shall be submitted in writing to the Compliance Officer.  Please keep in mind that in order to protect Villere against a two-year ban on transacting municipal securities business and/or accepting investment advisory fees, it is imperative that the Compliance Officer approves political Contributions before they are issued.

10.3 New Access Persons.  All new Access Persons shall disclose any political Contributions for the two years prior to hiring on the Initial Political Contributions Reporting Form so that Villere can comply with SEC pay to play provisions.

10.4 Definitions.

(a)
"Contributions" mean: Any gift, subscription, loan, advance, or deposit of money or anything of value made for the purpose of influencing an election for federal, state, or local office; for payment of debt incurred in connection with any such election; or for transition or inaugural expenses incurred by the successful candidate for state or local office.  A contribution may also include use of Villere resources (i.e., telephones or dedicated Associates' time), or any personal resources of any Covered Associate or Firm-sponsored volunteer work.

(b)	"Covered Associate" means":
i.	All Access Persons;
ii.	Any employee who solicits a Government Entity for Villere and any person who supervises, directly or indirectly, such employee; and
iii.	Any political action committee controlled by Villere or by an Access Person.
(c)	"Government Entity" means any State or political subdivision of a State, including:
i.	Any agency, authority, or instrumentality of the State or political subdivision;
ii.
A pool of assets sponsored or established by the State or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a "defined benefit plan" as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a State general fund;

iii.	A plan or program of a government entity; and
iv.	Officers, agents, or employees of the State or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.
(d)
"Official" means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office:

i.	Is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or

ii.	Has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.

10.5 Books & Records. The following documents shall be maintained in accordance with Section 5.

a.	Copies of all requests to make Contributions and Solicitations and the action of the Compliance Officer on the request;
b.	The names, titles and business and residence addresses of all Access Persons of the investment adviser;
c.
All Government Entities to which Villere provides or has provided investment advisory services, or which are or were investors in any mutual fund to which Villere provides or has provided investment advisory services, starting as of September 13, 2010;

d.
All direct or indirect Contributions made by Villere or any of its Access Persons to an official of a government entity, or direct or indirect payments to a political party of a State or political subdivision thereof, or to a political action committee;

e.
The name and business address of each person to whom Villere provides or agrees to provide, directly or indirectly, payment to solicit a Government Entity for investment advisory services on its behalf; and

f.	Records relating to the Contributions listed in chronological order and indicate:
(1)	The name and title of each contributor;
(2)	The name and title (including any city/county/State or other political subdivision) of each recipient of a Contribution or payment;
(3)	The amount and date of each Contribution or payment; and
(4)	Whether any such Contribution was the subject of the exception for certain returned contributions pursuant to Rule 275.206(4)-5(b)(2).

11.	Recordkeeping
	Required Documents	Period of Retention	Legal Basis
F.	Code of Ethics
	A copy of Adviser's code of ethics	Each version maintained for 6 years	Advisers Act Rule 204- 2(a)(12) and Investment Company Act Rule 17j-1(f) (1)(A)

Required Documents	Period of Retention	Legal Basis
A record of every violation of the code of ethics and any action taken as a result of the violation	5 years	Advisers Act Rule 204- 2(a)(12) and Investment Company Act Rule 17j-1(f)(1)(B)
A record of all written acknowledgments of each Access Person's receipt of the code of ethics and any amendment thereto	5 years	Advisers Act Rule 204- 2(a)(12)

A record of each "Access Person's" initial and annual
securities holdings.
Each record must contain (i) the title and type of security, and as applicable the exchange ticker symbol or CUSIP
number, number of shares, and principal amount of each
reportable security in which an access person has any
direct or indirect beneficial ownership; (ii) the name of
the broker, dealer or bank with which the access person
maintains an account in which any securities are held for
the access person's direct or indirect benefit; and (iii) the date the access person submits the report.

	5 years	Investment Company Act Rule 17j-1(f)(1)(C)

A quarterly securities transaction report from each
"Access Person" disclosing each transaction in a
reportable security.

Reports must contain (i) the date of the transaction, the
title, and as applicable the exchange ticker symbol or
CUSIP number, interest rate and maturity date, number
of shares, and principal amount of each reportable
security involved; (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or
disposition); (iii) the price of the security at which the
transaction was effected; (iv) the name of the broker,
dealer or bank with or through which the transaction was
effected; and (v) the date the access persons submitted
the report.

With respect to any account established by the Access
Person in which he or she had a Beneficial Interest during
the quarter, reports must contain: (i) The name of the
broker, dealer or bank with whom the Access Person
established the account; (ii) The date the account was
established; and (iii) The date that the report is submitted by the Access Person.
	5 years	Advisers Act Rule 204- 2(a)(12) and Investment Company Act Rule 17j-1(f)(1)(C)

Required Documents	Period of Retention	Legal Basis
A record of the names of persons who are currently, or within the past five years were, "Access Persons" of Adviser.	5 years	Advisers Act Rule 204- 2(a)(12) and Investment Company Act Rule 17j-1(F)(1)(D)
A record of any decision, and the reasons supporting the decision, to approve the acquisition of IPOs or Limited Offerings by "Access Persons"	5 years	Advisers Act Rule 204- 2(a)(12) and Investment Company Act Rule 17j-1(F)(2)

Copies of Adviser's insider trading policies and
procedures reasonably designed to prevent the misuse of
material nonpublic information by Adviser or any person
associated with Adviser in violation of the Advisers Act
or Exchange Act, or the rules or regulations thereunder

	Permanently	Section 204A; Internal Controls

Copies of Adviser's Compliance Manual, which contains
Adviser's compliance policies and procedures reasonably
designed to prevent violations by Adviser and its
supervised persons of the Advisers Act and the rules
thereunder

	Each version maintained for 6 years	Advisers Act Rule 204- 2(17)(i)

Records of contributions made by the adviser and
covered associates to government officials (including
candidates), and of payments to state or local political
parties and PACS.  The records of contributions and
payments must be listed in chronological order
identifying each contributor and recipient, the amounts
and dates of each contribution or payment and whether a
contribution was subject to rule 206(4)-5's exception for
certain returned contributions.

	5 years	Advisers Act Rule 206(4)-5
An adviser that has government clients must make and keep a list of its Access Persons, and the government entities to which the adviser has provided advisory services in the past five years.	5 years	Advisers Act Rule 206(4)-5

An adviser to covered investment pools (as defined in
rule 206(4)-5) must make and keep a list of government
entities that invest, or have invested in the past five years, in a covered investment pool, including any government
entity that selects a covered investment pool to be an
option of a plan or program of a government entity, such
as a 529, 457 or 403(b) plan.
	5 years	Advisers Act Rule 206(4)-5

Required Documents	Period of Retention	Legal Basis

An investment adviser, regardless of whether it currently
has a government client, must also keep a list of the
names and business addresses of each regulated person to
whom the adviser provides or agrees to provide, directly
or indirectly, payment to solicit a government entity on its behalf.

	5 years	Advisers Act Rule 206(4)-5

Any records documenting Adviser's annual review of its
compliance policies and procedures, including a copy of
each annual written report furnished to the Board of each
investment company under the management of the Adviser
	5 years	Advisers Act Rule 204- 2(17)(ii) and Investment Company Act Rule 17j-1(F)(1)(E)
Annual compliance certifications by Access Persons attesting to the fact that they have read and are in compliance with Adviser's policies and procedures contained in the Compliance Manual	5 years	Internal Controls
Employment Records (including the dates of employment, the addresses, social security number and disciplinary history for each Access Person, officer and director)	Permanently, on a current basis	Internal Controls; Form ADV disclosures; Section 203 (e) prohibition on hiring persons subject to statutory disqualifications
Copies of all correspondence with the SEC, including no- action letters, exemptive orders or past deficiency letters	Permanently	Internal Controls
Copies of all state correspondence	Permanently	Internal Controls
Copies of all correspondence with self-regulatory organizations	Permanently	Internal Controls
Copies of all correspondence with any offshore regulatory authority	Permanently	Internal Controls
Copies of Adviser's business continuity and disaster recovery plans	Permanently	Internal Controls

12. Service as a Director.

An Access Person may not serve on the board of directors or similar governing body of a publicly traded organization without obtaining prior approval of the Compliance Officer (or in case such Access Person is the Compliance  Officer, a majority of Villere's members with the Compliance Officer abstaining). Approval must be obtained through the CCO or its designee, and will ordinarily require consideration by Senior Management of Villere.  Villere can deny approval for any reason.  This prohibition does not apply to service as an officer or board member of any parent, subsidiary or affiliate of Villere. All Access Persons must provide this information to the Compliance Officer on an initial and annual basis. An Access Person is prohibited from serving on the board of any company that is held as an investment in an investment company advised by Villere.

13.	Sanctions, Complaints and Reporting

13.1 Sanctions.  Upon the occurrence of any violation of this Code or Procedure Manual ("Violation"), Villere, acting through its Compliance Officer, may impose such sanctions as it deems appropriate, including disgorgement of any profit, warning, probation, suspension or termination of employment.

13.2 Reporting of Violations.  Associates shall promptly report any Complaints or Violations that they become aware of to the Compliance Officer.  Associates who in good faith report a Violation will be protected from retaliation by his or her superiors and Villere. Complaints and notices of Violations will be dealt with in complete confidentiality. Villere will report all Code of Ethics Violations and Material Compliance Matters to the Trust CCO no less frequently than quarterly.

13.3 Complaint.  A Complaint is any statement (whether delivered in writing, electronically, or verbal) of a customer, or any person acting on behalf of a customer, alleging a grievance involving the activities of those persons under the control of the Villere in connection with the solicitation or execution of any transaction or the disposition of securities or funds of that customer.

13.4 Notification of Complaint.  Associates must notify the Compliance Officer immediately upon learning of the existence of a Complaint and forward a copy of the Complaint to the Compliance Officer.  Concerns may be made under this policy on a confidential or anonymous basis; however, Whistleblowers must recognize that Adviser may be unable to fully evaluate a vague or general Concern that is made anonymously.  Any complaints which could relate to potential insurance claims must be immediately brought to the attention of the CCO.  The CCO will evaluate the complaint and work with Senior Management to determine the appropriate course of action for processing any claims.  Upon request from the Compliance Officer, the Associate is required to provide all information and documentation in their possession relating to such Complaint. Associates are expected to cooperate fully with Villere and with regulatory authorities in the investigation of any Complaint.

13.5 Review of Complaints and Violations.  The Compliance Officer shall be responsible for investigating all Complaints and Violations and to ensure that all Complaints and Violations are handled in accordance with applicable laws and in compliance with Villere's policies and procedures.  The Compliance Officer shall promptly initiate a review of the factual circumstances surrounding any Complaint or notice of Violation that has been received. The manner and nature of such review shall vary in accordance to the allegations made in the Complaint or notice of Violation.  The Compliance Officer may employ outside counsel to assist in the review at his discretion.  The Compliance Officer shall communicate his conclusions and recommendation to the Members of Villere for resolution, if necessary.

The Compliance Officer is responsible for communicating the results of any such review and Villere's response to the complainant within 5 business days.  The Compliance Officer is also responsible for determining whether any of Villere's filings need to be updated as a result of the Complaint or the Violation.

To the extent that the Complaint or Violation relates to an investment company client, the Compliance Officer shall promptly notify the Chief Compliance Officer of the investment company or other person designated by the investment company client and coordinate the investigation with that client.

13.6 Recordkeeping.    The Compliance Officer will prepare a separate file for each Complaint or Violation.  This file shall contain the following information:

a.	Who filed the Complaint;
b.	When the Complaint was received;
c.	The name of the Access Persons involved in the Complaint;
d.	A general description of the issues that led to the Complaint;
e.	Copies of all correspondence pertaining to the Complaint; and
f.	A written report describing the action taken in response to the Complaint and the rationale for the decision

14.	Conflicts of Interest

14.1 Personal Conflicts.  All Access Persons must avoid establishing financial interests or outside affiliations which may create a conflict, or appear to create a conflict, between the Access Person's personal interests and the interests of Villere or its clients.  A potential conflict of interest exists whenever an Access Person has a direct financial or other personal interest in any transaction or proposed transaction involving Villere or any of its clients.  A conflict of interest may also exist where the Access Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Access Person has a friendship or other personal relationship.  In such situations, Access Persons must disclose the conflict to the CCO and recuse themselves from the decision making process with respect to the transaction in question and from influencing or appearing to influence the relationship between Villere or any of its clients and the customer involved.  Access Persons may not use non-public knowledge of a pending or currently considered securities transaction for a client to profit personally, directly or indirectly, as a result.

14.2 The Appearance of a Conflict of Interest Must be Avoided. All Access Persons are expected to be objective in making business decisions and to consider any improper interest or influence that could arguably impair that objectivity.  In determining whether there is an appearance of conflict, each Access Person should determine whether a reasonable, disinterested observer (i.e., investor, supplier, broker, an acquaintance, examiner or a government representative) would have any grounds to believe:

•	That Villere was serving its own interests or one client's interests at the expense of another; or
•
That business with clients or Villere was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favor with some specific entity or individual rather than on the merits.

If an Access Person's participation in a decision making process would raise the appearance of conflict of interest, the Access Person should inform his or her manager immediately.  The CCO will also ensure that any potential conflict of interest associated with investments in the Funds are addressed. In addition, all potential conflicts of interest will be disclosed on Form ADV.

14.3 Identification of Affiliated Parties. Any Affiliated Parties of either the Adviser or the Funds will be identified and documented in the Risk Management Matrix. The Compliance Officer will periodically review the list of Affiliated Parties to ensure accuracy.

15. Certification of Compliance.  Each Access Person shall be required to certify initially and annually, through the Compliance Systems system, that he or she:

a.	Has read and understands this Code and is subject thereto;
b.	Has complied with the requirements of the Code; and
c.	Has disclosed or reported all Personal Securities Transactions required to be disclosed or reported under the Code.